EXHIBIT 1.5

                             ARTICLES OF AMENDMENT
                                      TO
                           ARTICLES OF INCORPORATION
                                      OF
                                 MARWICH II, LTD.

     Pursuant to the provisions of the Colorado Corporation Code, Marwich II, Ltd. adopts the following Articles of Amendment to its Articles of
Incorporation:

                                      I.

     The name of the Corporation is:  Marwich II, Ltd.

                                     II.

     The following amendments to the Articles of Incorporation of the Corporation were adopted by the shareholders of the Corporation effective May 3, 1985:

Article 5 is amended to read as follows:

                                    Shares

     A. Authorized Common Shares. The aggregate number of shares of common stock which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares which shall have no par value.

     B. Authorized Preferred Shares. The aggregate number of shares of preferred stock which the Corporation shall have authority to issue is One Million (1,000,000) shares which shall have $.01 par value, and the rights and preferences of such shares shall be fixed and determined by resolution of the Board of Directors.

     C. Transfer Restrictions. The Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The Board of Directors is hereby authorized on behalf of the Corporation to exercise the Corporation's right so to impose such restrictions, whether by provision in the By-Laws or otherwise.

     D. Cumulative Voting. Cumulative voting of shares shall not be allowed in the election of directors.

     E. Denial of Pre-emptive Rights. No shareholder of the Corporation shall be entitled as of right to acquire additional unissued or treasury shares of the Corporation or securities convertible into shares or carrying stock purchase warrants or privileges.

                                   III.

     The Corporation has two classes of shares, Preferred Stock (non-voting) and Common Stock (voting). The number of shares of Common Stock of the Corporation outstanding and entitled to vote at the time of the adoption of these Articles of Amendment was 233,207,700. The number of shares voting in favor of the adoption of the Articles of Amendment was 233,207,700, and the number of shares voting against such adoption was none.

                                    IV.

     The Adoption of Articles of Amendment does not effect a change in the amount of the present stated capital of the Corporation.

     IN WITNESS WHEREOF, Marwich II, Ltd. hereby executes these Articles of Amendment to its Articles of Incorporation on May 4, 1985.

                                    MARWICH II, LTD.


                                    By: /s/ Michael R. Deans
                                        Michael R. Deans, President

                           Verified by: /s/ Marq J. Warner
                                        Marq J. Warner, Secretary


STATE OF COLORADO  )
                   ) ss.
COUNTY OF ARAPAHOE )

     I, Leigh K. McDonnell, a Notary Public, hereby certify that Michael R. Deans and Marq J. Warner personally appeared before me, who being by me first duly sworn, declared that they are the persons who signed the foregoing Articles of Amendment to Articles of Incorporation and that the statements therein contained are true.

     In witness whereof, I have hereunto set my hand and seal this 8th day of May, 1985.

     My commission expires:  August 8, 1987


(SEAL)                              /s/ Leigh K. McDonnell
                                    Notary Public
                                    Address:  12150 E. Briarwood Ave #201
                                              Englewood, Colorado 80112